Exhibit 99.1

For Further Information:

Heather Wietzel, 616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Appoints New Director; Comments on Ski Season

WILDWOOD, Mo., February 5, 2016 -- Peak Resorts, Inc. (NASDAQ:SKIS),  a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced that its board of directors appointed David W. Braswell, Esq., as a member of the board and as a member of the nominating and corporate governance committee. Braswell is replacing Michael Staenberg, who resigned from the board effective February 3, 2016, for personal reasons.

Braswell is a St. Louis-based partner with Armstrong Teasdale LLP. He has extensive corporate and securities law experience advising a wide range of clients from emerging businesses to Fortune 500 companies. His practice includes serving as lead counsel to corporations and their boards of directors, providing guidance on compliance issues, and helping them shape and execute their strategic plans and operational goals.

Tim Boyd, president and chief executive officer, commented, “David’s experience makes him an ideal fit for our board.  We are looking forward to his contributions as we implement our road map for growth. We continue to see the overnight and day-drive segments of the market as offering opportunities for organic growth, resort development and further acquisitions.  The board demonstrated confidence in that strategy when it declared a regular quarterly cash dividend in December that will be paid to Peak shareholders on February 24 (record date January 4).  We anticipate the board will declare the next regular quarterly dividend in March, reflecting continued confidence in our operations and outlook.”

Boyd added, “This year’s ski season continues to develop from its warm start.  We experienced very strong activity across the entire 14-resort portfolio in the second half of January, reflecting pent up demand and the improved weather conditions. Now we are looking forward to an excellent Presidents’ Day holiday across all of our resorts, but particularly in the Northeast, where many schools close for a full week for this holiday. We also anticipate United States Citizenship and Immigration Services approval of our first EB-5 investor’s I-526 Petition in the near future.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.  All of Peak’s resorts will be open for skiing or snow boarding by January 9.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company's ability to complete this transaction and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.